Exhibit 99.1
Assurant Reports First Quarter 2018 Financial Results

1Q 2018 Net Income of $106.0 million, $1.96 per diluted share
1Q 2018 Net Operating Income of $107.2 million, $2.00 per diluted share

• Key Financial Highlights for First Quarter 2018:
- $114.6 million of net operating income, excluding reportable catastrophes, up 8 percent year-over-year[1]
- $2.14 of operating earnings per diluted share, excluding reportable catastrophes, up 14 percent year-over-year[2]
- 9.7 percent annualized GAAP ROE
- 11.2 percent annualized operating ROE, excluding AOCI and reportable catastrophes[3]
- Approximately $575 million of corporate capital available at quarter end, excluding the proceeds related to The Warranty Group acquisition financing
Note: Assurant entered into an agreement to acquire The Warranty Group (TWG) from TPG Capital for $2.5 billion of enterprise value, including TWG’s existing debt. In first quarter 2018, Assurant completed the financing related to the acquisition, which is expected to close in second quarter 2018. This included a $1.3 billion debt issuance, of which $350 million replaced the debt that matured in March 2018, and a $288 million mandatory convertible preferred stock issuance. Prior to closing the transaction, the impact of the $1.2 billion acquisition-related financing will not be reflected in net operating income or net operating income per diluted share. GAAP net income and GAAP diluted earnings per share, however, will include the interest expense on the debt and the dilutive impact of the convertible preferred stock issued in connection with the acquisition. Once the transaction closes, the impact of the acquisition financing will also be reflected in operating results. See footnotes 1 and 2 for reconciliations.

NEW YORK, May 3, 2018 - Assurant, Inc. (NYSE: AIZ), a premier global provider of risk management solutions, today reported results for first quarter ended March 31, 2018.

“We are pleased with our first quarter 2018 results, which were in-line with our expectations. The quarter benefitted from the lower effective U.S. tax rate and modest underlying profitable growth in key businesses such as mobile and multi-family housing, despite higher corporate expenses and catastrophe losses.” said Assurant President and Chief Executive Officer Alan Colberg.

“We continue to believe we can achieve double-digit operating earnings growth in 2018 and capitalize on future growth opportunities as we integrate our acquisition of The Warranty Group later this year.” he added.

Reconciliation of Net Operating Income to GAAP Net Income

(UNAUDITED)	1Q	1Q
(in millions, net of tax)	2018	2017
Global Housing	$71.2	$61.9
Global Lifestyle	55.8	52.4
Global Preneed	9.8	9.9
Corporate and other	(20.0)	(10.1)
Interest expense	(9.6)	(8.2)
Net operating income	107.2	105.9
Adjustments:
Assurant Health runoff operations	2.0	7.9
Net realized gains on investments	0.4	2.2
Amortization of deferred gains and gains on disposal of businesses	14.6	24.1
Expenses related to The Warranty Group acquisition(1)	(20.5)	—
Other adjustments	2.3	3.7
GAAP net income	$106.0	$143.8

(1)
1Q 2018 includes transaction, financing and integration costs related to the pending acquisition of The Warranty Group, including $7.4 million after-tax ($9.3 million pre-tax) of pre-close interest expense on the debt issued in connection with the acquisition and amortization of the premium on derivatives used to hedge the debt.

Additional financial information, including a schedule of disclosed items that affected Assurant’s results by business for the last eight quarters, appears on page 21 of the company’s Financial Supplement and is located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

First Quarter 2018 Consolidated Results

•
Net income declined to $106.0 million, or $1.96 per diluted share, compared to first quarter 2017 net income of $143.8 million, or $2.53 per diluted share, primarily reflecting higher expenses related to The Warranty Group acquisition and lower amortization of deferred gains and gains on disposal of businesses from the sale of Assurant Employee Benefits. This was partially offset by a lower effective tax rate following the enactment of the U.S. Tax Cuts and Jobs Act (TCJA).

•
Net operating income[4] increased to $107.2 million, or $2.00 per diluted share, compared to first quarter 2017 net operating income of $105.9 million, or $1.87 per diluted share. Results reflected a lower effective tax rate, decreasing from 33.1 percent to 22.3 percent, following the enactment of the TCJA and modest underlying business growth. This was partially offset by a higher Corporate net operating loss and greater reportable catastrophes in Global Housing. First quarter 2017 also included the benefit of $7.5 million in Global Lifestyle client recoverables that did not repeat this quarter.

Assurant incurred $7.4 million of reportable catastrophes in first quarter 2018, compared to $0.6 million of reportable catastrophe losses in first quarter 2017. Excluding catastrophe losses, net operating income for first quarter 2018 increased to $114.6 million compared to $106.5 million in the prior-year period due to the factors noted above.

•
Net earned premiums, fees and other income from Global Housing, Global Lifestyle and Global Preneed segments totaled $1.49 billion, compared to $1.38 billion in first quarter 2017. The increase primarily reflects growth from mobile programs launched in 2017 and existing mobile programs in Connected Living and continued expansion of Assurant’s vehicle protection and multi-family housing businesses. This was partially offset by lower lender-placed insurance premiums and declining fee income in mortgage solutions.

Reportable Segments
Global Housing

(in millions)	1Q18	1Q17	% Change
Net operating income	$71.2	$61.9	15%
Net earned premiums, fees and other	$523.1	$531.7	(2)%

•
Net operating income increased in first quarter 2018 due to the impact of a lower effective tax rate following the enactment of the TCJA, partially offset by $8.7 million in reportable catastrophe losses from severe winter storms in the Northeastern U.S. Excluding reportable catastrophe losses and the impact of a lower effective tax rate, underlying earnings grew mainly due to higher contributions from international housing products, profitable growth in multi-family housing and residual income for processing National Flood Insurance Program (NFIP) flood claims following Hurricane Harvey. This was partially offset by ongoing normalization of lender-placed insurance.

•
Net earned premiums, fees and other income decreased in first quarter 2018, primarily reflecting lower placement rates and lower real-estate owned volume in lender-placed insurance and reduced client demand for originations and field services in mortgage solutions. This was partially offset by continued growth in multi-family housing and higher contributions from international housing products.

•
Combined ratio for risk-based businesses(a) increased to 85.3 percent in the first quarter 2018 from 82.9 percent in prior-year quarter. This reflects higher reportable catastrophes compared to the first quarter 2017. Excluding reportable catastrophes, the combined ratio for risk-based business was roughly flat.

•
Pre-tax margin for fee-based, capital-light businesses(b) was 11.4 percent, up from 8.8 percent from the first quarter of 2017. The increase was primarily due to profitable growth in multi-family housing.

(a) Combined ratio for the Global Housing risk-based businesses is equal to total policyholder benefits, losses and expenses, including reportable catastrophe losses, divided by net earned premiums and fees and other income, for lender-placed and manufactured housing and other businesses.
(b) Pre-tax margin for the Global Housing fee-based, capital-light businesses is equal to income before provision for income taxes divided by total net earned premiums, fees and other income, for multi-family housing and mortgage solutions businesses.

Global Lifestyle

(in millions)	1Q18	1Q17	% Change
Net operating income	$55.8	$52.4	6%
Net earned premiums, fees and other	$918.5	$804.9	14%

•
Net operating income increased in first quarter 2018 due to the impact of a lower effective tax rate following the enactment of the TCJA. First quarter 2017 included $7.5 million of one-time client recoverables in Connected Living and credit insurance, resulting from actions taken to improve profitability in select international markets. Excluding this one-time benefit and the impact of a lower effective tax rate, underlying results increased mainly from mobile programs launched in 2017, continued growth from existing mobile programs and favorable client contract term amendments in Connected Living. This was partially offset by less favorable vehicle protection results and continued declines in credit insurance.

•
Net earned premiums, fees and other income increased compared to first quarter 2017 due to growth from new and existing mobile protection programs and vehicle protection, partially offset by lower mobile trade-in volumes.

•
Combined ratio for risk-based businesses(a) increased to 99.1 percent from 92.2 percent in first quarter 2017, largely driven by less favorable vehicle protection results, which included increased expenses and higher loss experience compared to a favorable prior period. The ratio increase also reflects the absence of the $4.3 million pre-tax client recoverable in credit insurance in the first quarter of 2017.

•
Pre-tax margin for fee-based, capital-light businesses(b) was 8.2 percent, up from 7.1 percent in first quarter 2017. The increase was largely driven by growth from new and existing mobile programs and favorable client contract term amendments. The main factors partially offsetting the improvement were the absence of the $6.7 million pre-tax of client recoverables from Connected Living and lower mobile repair and logistics margins.

(a) Combined ratio for the Global Lifestyle risk-based businesses is equal to total policyholder benefits, losses and expenses, divided by net earned premiums and fees and other income, for vehicle protection, credit and other businesses.
(b) Pre-tax margin for the Global Lifestyle fee-based, capital-light businesses is equal to income before provision for income taxes divided by total net earned premiums, fees and other income, for Connected Living, including mobile, extended service contracts and assistance services.

Global Preneed

(in millions)	1Q18	1Q17	% Change
Net operating income	$9.8	$9.9	(1)%
Net earned premiums, fees and other	$46.2	$44.2	5%

•
Net operating income was flat in first quarter 2018 due to the impact of a lower effective tax rate following the enactment of the TCJA. Excluding the impact of a lower effective tax rate, underlying results decreased primarily reflecting higher technology expenses.

•	Net earned premiums, fees and other income increased due to growth in U.S., including prior period sales of the Final Need product.

•	Face sales totaled $224.1 million in first quarter 2018 compared to $235.8 million in first quarter 2017 due to a decrease in Final Need product sales.

Corporate & Other

(in millions)	1Q18	1Q17	% Change
Net operating loss (5)	$(20.0)	$(10.1)	98%

•	Net operating loss[5] increased in first quarter 2018 reflecting higher employee-related costs compared to first quarter 2017, and the adverse impact from the lower effective tax rate.

Capital Position

•
During the quarter, we completed the financing related to the pending acquisition of The Warranty Group, which is expected to close in second quarter 2018. This included a $1.3 billion debt issuance, of which $350 million replaced the 2018 notes that matured in the quarter and $288 million mandatory convertible preferred stock issuance. The financing mix and overall reduced debt and equity issued took into account additional cash available at the holding company following the impact of TCJA and bringing forward capital that was originally earmarked for share repurchases later in the year. The remaining consideration is expected to be financed by a 10.4 million share issuance to TPG Capital and cash available at the holding company at closing.

•
Excluding the net proceeds of approximately $1.2 billion related to the TWG financing, corporate capital totaled approximately $575 million as of March 31, 2018. Deployable capital totaled approximately $325 million, net of the company’s $250 million risk buffer.

•
Dividends paid by Global Housing, Global Lifestyle and Global Preneed operating segments to the holding company in first quarter 2018 totaled $182 million, including $140 million from the capital related to the reduction in deferred tax liabilities following the enactment of the TCJA. Assurant also made a $42 million payment for final settlement of claim reserve indemnification obligations related to the 2015 sale of its general agency business. This settlement payment was previously accrued for and therefore had no material impact to earnings. In addition, Assurant invested $8 million mainly to strengthen connected home and asset disposition capabilities.

•	Common stock dividends to shareholders totaled $30 million. There were no share repurchases during the quarter.

Company Outlook

On October 18, 2017, Assurant announced an agreement to acquire The Warranty Group from TPG Capital for $2.5 billion of enterprise value, including TWG’s existing debt. Prior to closing, Assurant’s 2018 outlook will exclude the impact of TWG and $1.2 billion in related acquisition financing.

Based on current market conditions, for full-year 2018 the company now expects:

•
Assurant net operating income, excluding reportable catastrophe losses, to increase between 10 to 14 percent from 2017 reported results of $413 million. Earnings growth to reflect a lower effective tax rate, and modest growth in underlying segment earnings when adjusting for $12.5 million of net benefits in 2017 disclosed items. Profitable growth in Connected Living and multi-family housing, as well as vehicle protection to offset declines in lender-placed insurance and credit insurance.

With the enactment of the U.S. Tax Cuts and Jobs Act (TCJA), Assurant’s consolidated effective tax rate is expected to decrease to 22-24 percent from 33 percent, with approximately one-third of the savings to be reinvested to support future growth.

•
Assurant operating earnings per diluted share, excluding catastrophe losses to grow in excess of net operating income, reflecting the benefit of a lower consolidated effective tax rate, modest growth in underlying earnings, as well as capital management.

•
Global Housing net operating income, excluding reportable catastrophes, to be down before taking into account recently enacted tax reform. Further declines expected in lender-placed insurance and mortgage solutions. Declines to be partially offset by continued growth in multi-family housing. Additional savings from expense management efforts to be realized towards the end of 2018 and into 2019. Net operating income to increase after reflecting a lower effective tax rate of approximately 20-21 percent, with a portion of the tax savings to be reinvested for future growth. Revenue expected to approximate 2017 levels as declines in lender-placed are offset by growth in multi-family housing.

•
Global Lifestyle net operating income to increase modestly, before taking into account recently enacted tax reform. Profitable growth driven primarily by newly launched mobile programs and vehicle protection expansion and ongoing expense management efforts, partially offset by ongoing declines in credit insurance. Mobile trade-in activity to vary based on the timing and availability of new smartphone introductions and carrier promotional activity. Results to benefit from a lower effective tax rate of approximately 22-24 percent, with a portion of the tax savings to be reinvested for future growth. The tax rate may fluctuate based on geographic mix of income across various jurisdictions. Revenue expected to increase from growth in Connected Living and vehicle protection, globally.

•
Global Preneed revenue and earnings to continue to increase modestly from our alignment with market leaders, before taking into account recently enacted tax reform. Results to benefit from a lower effective tax rate of roughly 22 percent, with a portion of the tax savings to be reinvested for future growth.

•
Corporate & Other[6] full-year net operating loss to approximate 2017 loss of $63 million, before taking into account recently enacted tax reform. Increased investments for growth will be partially funded by continued expense management initiatives. The loss will increase after accounting for an effective tax rate of approximately 20 percent.

•
Business segment dividends from Global Housing, Global Lifestyle and Global Preneed to exceed segment net operating income, including catastrophe losses, due to the impact of TCJA. This is subject to the growth of the businesses, and rating agency and regulatory capital requirements.

Capital to be deployed primarily to fund the financing and integration of TWG and other ongoing capital needs of the business. Excess capital will be deployed primarily to fund other investments and dividends, subject to market conditions.

Earnings Conference Call
The first quarter 2018 earnings conference call and webcast will be held Friday, May 4, 2018 at 8:00 a.m. ET. The live and archived webcast, along with supplemental information, will be available in the Investor Relations section of www.assurant.com.
About Assurant
Assurant, Inc. (NYSE: AIZ) is a global provider of risk management solutions, protecting where consumers live and the goods they buy. A Fortune 500 company, Assurant focuses on the housing and lifestyle markets, and is among the market leaders in mobile device protection and related services; extended service contracts; vehicle protection; pre-funded funeral insurance; renters insurance; lender-placed homeowners insurance; and mortgage valuation and field services. With approximately $32 billion in assets and $6 billion in annualized revenue as of March 31, 2018, Assurant has a market presence in 16 countries, while its Assurant Foundation works to support and improve communities. Learn more at assurant.com or on Twitter @AssurantNews.

Media Contact:
Linda Recupero
Senior Vice President, Global Communication
Phone: 212.859.7005
linda.recupero@assurant.com

Investor Relations Contacts:
Suzanne Shepherd
Vice President, Investor Relations
Phone: 212.859.7062
suzanne.shepherd@assurant.com

Sean Moshier
Manager, Investor Relations
Phone: 212.859.5831
sean.moshier@assurant.com

Safe Harbor Statement
Some of the statements included in this news release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters including with respect to the pending transaction with The Warranty Group and the benefits and synergies of the transaction, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the use of words such as “outlook,” “will,” “may,” “can,” “anticipates,” “expects,” “estimates,” “projects,” “intends,” “plans,” “believes,” “targets,” “forecasts,” “potential,” “approximately,” or the negative version of those words and other words and terms with a similar meaning. Any forward-looking statements contained in this news release or its exhibits are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Our actual results might differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or review any forward-looking statements in this news release or the exhibits, whether as a result of new information, future events or other developments. The following risk factors could cause our actual results to differ materially from those currently estimated by management, including those projected in the company outlook:

(i)	the successful completion of the pending transaction with The Warranty Group and the effective integration of its operations;

(ii)	the loss of significant client relationships or business, distribution sources and contracts;

(iii)	the impact of general economic, financial market and political conditions;

(iv)	the adequacy of reserves established for future claims;

(v)	the impact of catastrophic losses, including human-made catastrophic losses;

(vi)	a decline in our credit or financial strength ratings;

(vii)	risks related to our international operations, including fluctuations in exchange rates;

(viii)
an impairment of the company’s goodwill or other intangible assets resulting from a sustained significant decline in the company’s stock price, a decline in actual or expected future cash flows or income, a significant adverse change in the business climate or slower growth rate, among other circumstances;

(ix)	a failure to effectively maintain and modernize our information technology systems;

(x)	the company’s vulnerability to system security threats, data protection breaches, cyber-attacks and data breaches compromising client information and privacy;

(xi)	significant competitive pressures in our businesses or changes in customer preferences;

(xii)	the failure to find and integrate suitable acquisitions and new ventures;

(xiii)	a decline in the sales of our products and services resulting from an inability to develop and maintain distribution sources or attract and retain sales representatives;

(xiv)	a decrease in the value of our investment portfolio;

(xv)	the impact of recently enacted tax reform legislation in the U.S.;

(xvi)	the impact of unfavorable outcomes in potential litigation and/or potential regulatory investigations;

(xvii)	the extensive regulations we are subject to could increase our costs; restrict the conduct of our business and limit our growth;

(xviii)	the failure to successfully manage outsourcing activities, such as functions in our mortgage solution business and call center services;

(xix)	a decline in the value of mobile devices in our inventory or those that are subject to guaranteed buyback provisions;

(xx)	the unavailability or inadequacy of reinsurance coverage;

(xxi)	the insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance;

(xxii)	the credit risk of some of our agents that we are exposed to due to the structure of our commission program;

(xxiii)	the inability of our subsidiaries to pay sufficient dividends to the holding company; and

(xxiv)	the failure to attract and retain key personnel and to provide for succession of senior management and key executives.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Non-GAAP Financial Measures
Assurant uses the following non-GAAP financial measures to analyze the company’s operating performance for the periods presented in this news release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)
Assurant uses net operating income (defined below), excluding reportable catastrophes (which represents catastrophe losses net of reinsurance and client profit sharing adjustments and including reinstatement and other premiums), as an important measure of the company’s operating performance. The company believes this metric provides investors a valuable measure of the performance of the company’s ongoing business because it excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income.

(UNAUDITED)	1Q	1Q
(in millions)	2018	2017
Global Housing, excluding reportable catastrophes	$79.9	$62.5
Global Lifestyle(1)	54.5	52.4
Global Preneed	9.8	9.9
Corporate and other	(20.0)	(10.1)
Interest expense	(9.6)	(8.2)
Net operating income	114.6	106.5
Adjustments, pre-tax:
Assurant Health runoff operations	2.6	12.6
Net realized gains on investments	0.5	3.4
Reportable catastrophes	(9.4)	(0.9)
Amortization of deferred gains and gains on disposal of businesses	18.5	37.0
Expenses related to The Warranty Group acquisition(2)	(26.0)	—
Other adjustments	3.2	5.8
Benefit (provision) for income taxes	2.0	(20.6)
GAAP net income	$106.0	$143.8

(1)	1Q 2018 excludes a $1.3 million benefit after-tax ($1.6 million pre-tax) due to favorable development related to 3Q 2017 reportable catastrophes.

(2)
1Q 2018 includes transaction, financing and integration costs related to the pending acquisition of The Warranty Group, including $7.4 million after-tax ($9.3 million pre-tax) of pre-close interest expense on the debt issued in connection with the acquisition and amortization of the premium on derivatives used to hedge the debt.

(2)
Assurant uses net operating income per diluted share (defined below), excluding reportable catastrophes (defined above) as an important measure of the company's stockholder value. The company believes this metric provides investors a valuable measure of stockholder value because it excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income per diluted share, defined as net income divided by weighted average diluted shares outstanding.

(UNAUDITED)	1Q	1Q
	2018	2017
Net operating income, excluding reportable catastrophes, per diluted share(1)	$2.14	$1.88
Adjustments, pre-tax:
Dilutive effect from mandatory convertible preferred stock	$(0.03)	$—
Assurant Health runoff operations	0.05	0.22
Net realized gains on investments	0.01	0.06
Reportable catastrophes	(0.17)	(0.02)
Amortization of deferred gains and gains on disposal of businesses	0.33	0.65
Expenses related to The Warranty Group acquisition	(0.47)	—
Other adjustments	0.06	0.10
Benefit (provision) for income taxes	0.04	(0.36)
Net income per diluted share	$1.96	$2.53

(1)
Net operating income per diluted share, excluding reportable catastrophes, for 1Q 2018 is calculated by dividing the net operating income by 53,477,776 shares which is the weighted average diluted shares outstanding, excluding the effect for the period of 711,722 shares of dilutive securities from the assumed conversion of the outstanding mandatory convertible preferred stock, which was issued as part of the financing of the pending TWG acquisition. Net income per diluted share for 1Q 2018 includes the effect of such dilutive securities.

(3)
Assurant uses operating return on equity ("Operating ROE"), excluding accumulated other comprehensive income ("AOCI") and reportable catastrophes (defined above), as an important measure of the company’s operating performance. Operating ROE, excluding AOCI and reportable catastrophe losses, equals net operating income (as defined below) for the periods presented divided by average stockholders’ equity, excluding AOCI and reportable catastrophe losses, for the year to date period. The company believes this metric provides investors a valuable measure of the performance of the company’s ongoing business because it excludes the effect of reportable catastrophes, which can be volatile. The comparable GAAP measure is GAAP return on equity (“GAAP ROE”), defined as net income (loss), for the period presented, divided by average stockholders’ equity for the year to date period.

(UNAUDITED)	1Q	1Q
	2018	2017
Annual operating return on average equity, excluding AOCI and reportable catastrophes	11.2%	10.8%
Assurant Health runoff operations	0.2%	0.8%
Net realized gains (losses) on investments	—%	0.2%
Reportable catastrophes	(0.7)%	—%
Amortization of deferred gains and gains on disposal of businesses	1.4%	2.5%
Expenses related to The Warranty Group acquisition	(2.0)%	—%
Other adjustments	0.2%	0.4%
Change due to effect of including AOCI	(0.6)%	(0.8)%
Annual GAAP return on average equity	9.7%	13.9%

(1)
1Q 2018 excludes the effect of $276.4 million of the mandatory convertible preferred stock which was issued as part of the financing of the pending TWG acquisition. Annual GAAP return on average equity for 1Q 2018 includes the effect of the mandatory convertible preferred stock.

(4)
Assurant uses net operating income as an important measure of the company’s operating performance. Net operating income equals net income, excluding Assurant Health runoff operations, Assurant Employee Benefits, net realized gains on investments, amortization of deferred gains and gains on disposal of businesses, expenses relating to the pending acquisition of TWG and other highly variable or unusual items. Additionally, the calculation for the fourth quarter and full year 2017 excludes a one-time estimated benefit related to the enactment of the TCJA. The company believes net operating income provides investors a valuable measure of the performance of the company’s ongoing business because it excludes the effect of Assurant Health runoff operations and the divested Assurant Employee Benefits business, which was sold in 2016, and the other excluded items that do not represent the ongoing operations of the company. The comparable GAAP measure is net income.

(UNAUDITED)	1Q	1Q
(in millions)	2018	2017
Net operating income	$107.2	$105.9
Adjustments (pre-tax):
Assurant Health runoff operations	2.6	12.6
Net realized gains on investments	0.5	3.4
Amortization of deferred gains and gains on disposal of businesses	18.5	37.0
Expenses related to The Warranty Group acquisition(1)	(26.0)	—
Other adjustments	3.2	5.8
Provision for income taxes	—	(20.9)
GAAP net income	$106.0	$143.8

(1)
1Q 2018 includes transaction, financing and integration costs related to the pending acquisition of The Warranty Group, including $7.4 million after-tax ($9.3 million pre-tax) of pre-close interest expense on the debt issued in connection with the acquisition and amortization of the premium on derivatives used to hedge the debt.

(5)
Assurant uses Corporate and Other net operating loss as an important measure of the corporate segment’s performance. Corporate and Other net operating loss equals Total Corporate and Other segment net (loss) income, excluding Health runoff operations net income, amortization of deferred gains and gains on disposal of businesses, net realized gains on investments, interest expense, expenses associated with the pending TWG acquisition and other highly variable or unusual items. Additionally, the calculation for the fourth quarter and full year 2017 excludes a one-time estimated benefit related to the enactment of the TCJA. The company believes Corporate and Other net operating loss provides investors a valuable measure of the performance of the company’s corporate segment because it excludes highly variable items that do not represent the ongoing results of the company’s corporate segment. The comparable GAAP measure is Total Corporate & Other segment net (loss) income.

(UNAUDITED)	1Q	1Q
(in millions)	2018	2017
GAAP Total Corporate & Other segment net (loss) income	$(30.8)	$19.6
Excluding: Health runoff operations net income	2.0	7.9
GAAP Corporate & Other segment net (loss) income	(32.8)	11.7
Adjustments, pre-tax:
Amortization of deferred gains and gains on disposal of businesses	(18.5)	(37.0)
Expenses related to The Warranty Group acquisition(1)	26.0	—
Interest expense	12.2	12.6
Net realized gains on investments	(0.5)	(3.4)
Other adjustments	(3.2)	(5.8)
(Benefit) provision for income taxes	(3.2)	11.8
Corporate & other net operating loss	$(20.0)	$(10.1)

(1)
1Q 2018 includes transaction, financing and integration costs related to the pending acquisition of The Warranty Group, including $7.4 million after-tax ($9.3 million pre-tax) of pre-close interest expense on the debt issued in connection with the acquisition and amortization of the premium on derivatives used to hedge the debt.

(6)
The company outlook for Corporate & Other full-year net operating loss constitutes forward-looking information and the company believes that it cannot reconcile such forward-looking information to the most comparable GAAP measure without unreasonable efforts. A reconciliation would require the company to quantify amortization of deferred gains and gains on disposal of businesses, interest expense, net realized gains on investments, and change in derivative investment. The last two components cannot be reliably quantified due to the combination of variability and volatility of such components and may, depending on the size of the components, have a significant impact on the reconciliation. The company is able to reasonably quantify a range for the first component based on certain assumptions relating to future reinsured premium on disposed business during the forecast period. In addition, the company is able to quantify a range for the second component assuming it does not incur additional debt or extinguish debt in the forecast period. Amortization of deferred gains and gains on disposal of businesses is expected to be approximately $42-50 million after-tax while interest expense is expected to be approximately $43-45 million after-tax. This reflects the lower effective tax rate and the recently refinanced Assurant notes but excludes debt incurred in connection with the financing of the TWG acquisition.

A summary of net operating income disclosed items is included on page 21 of the company’s Financial Supplement, which is available in the Investor Relations section of www.assurant.com.

Assurant, Inc.
Consolidated Statement of Operations (unaudited)
Three Months Ended March 31, 2018 and 2017

	1Q
	2018	2017
(in millions except number of shares and per share amounts)
Revenues
Net earned premiums	$1,124.9	$1,050.3
Fees and other income	364.5	340.2
Net investment income	130.2	120.6
Net realized gains on investments	0.5	3.4
Amortization of deferred gains and gains on disposal of businesses	18.5	37.0
Total revenues	1,638.6	1,551.5
Benefits, losses and expenses
Policyholder benefits	414.6	358.0
Selling, underwriting, general and administrative expenses	1,066.0	965.8
Interest expense	21.5	12.6
Total benefits, losses and expenses	1,502.1	1,336.4
Income before provision for income taxes	136.5	215.1
Provision for income taxes	30.5	71.3
Net income	$106.0	$143.8
Net income per share:
Basic	$1.99	$2.56
Diluted	$1.96	$2.53
Dividends per share	$0.56	$0.53
Share data:
Basic weighted average shares outstanding	53,169,358	56,201,342
Diluted weighted average shares outstanding	54,189,498	56,756,641

Assurant, Inc.
Consolidated Condensed Balance Sheets (unaudited)
At March 31, 2018 and Dec. 31, 2017

	March 31,	December 31,
	2018	2017
	(in millions)
Assets
Investments and cash and cash equivalents	$13,304.9	$12,550.3
Reinsurance recoverables	9,278.4	9,790.2
Deferred acquisition costs	3,646.3	3,484.5
Goodwill	923.1	917.7
Assets held in separate accounts	1,816.9	1,837.1
Other assets	2,416.3	2,516.7
Assets of consolidated investment entities	1,042.0	746.5
Total assets	$32,427.9	$31,843.0

Liabilities
Policyholder benefits and claims payable	$13,579.6	$14,179.6
Unearned premiums	7,084.8	7,038.6
Debt	2,004.4	1,068.2
Liabilities related to separate accounts	1,816.9	1,837.1
Deferred gain on disposal of businesses	109.6	128.1
Accounts payable and other liabilities	2,500.7	2,736.5
Liabilities of consolidated investment entities	830.9	573.4
Total liabilities	27,926.9	27,561.5

Stockholders' equity
Equity, excluding accumulated other comprehensive income	4,438.1	4,036.6
Accumulated other comprehensive income	51.7	234.0
Total Assurant, Inc. stockholders' equity	4,489.8	4,270.6
Non-controlling interest	11.2	10.9
Total equity	4,501.0	4,281.5
Total liabilities and equity	$32,427.9	$31,843.0